UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 9, 2016

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (604) 602-1675

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Letter of Intent Agreement

Enertopia has signed a binding letter of intent with a private nutritional vitamin/supplement company on March 9, 2016 for Enertopia to acquire of 100% interest in the business of the private company being all assets pertaining to the business of producing, manufacturing, importing/exporting, testing, researching and developing, intellectual property, inventory, all equipment, permits, files and records containing technical support and all other information and contents pertaining to the operation of the business of private nutritional vitamin/supplement products.

Acquisition Structure. In accordance with the terms of a Definitive Purchase Agreement to be entered into between Purchaser and Seller (the "Definitive Purchase Agreement"), Purchaser will acquire a 100% ownership interest and operations in the Business (the "Ownership Interest") upon the signing of the Definitive Purchase Agreement. The Purchase Price shall be payable as follows:

a.	Purchaser will pay to Seller, on the date of closing of the Definitive Purchase Agreement (the "Closing Date"), the amount of $300,000 in cash;

b.	On or before six months after the closing of the Definitive Purchase Agreement Purchaser shall make a cash payment of $25,000;

c.	On or before the first anniversary of the closing of the Definitive Purchase Agreement, Purchaser shall make a final cash payment for $25,000

2.	Conditions Precedent. Execution of the Definitive Purchase Agreement shall be conditional upon:

a.

Due Diligence. Completion of a satisfactory due diligence review by each of Enertopia and private company which due diligence review shall be completed or this condition waived on or before execution of the Definitive Purchase Agreement; and

b.	Board Approval. Approval by the board of directors of Enertopia prior to execution of the Definitive Purchase Agreement.

The Definitive Agreement is to be completed around April 15, 2016, if need, extended for an additional 15 days by the Purchaser pending financial review completion.

Item 7.01 Regulation FD Disclosure.

A copy of the news release announcing the LOI Agreement is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter of Intent Agreement dated March 4, 2016

99.1	Press Release dated March 10, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 10, 2016

Enertopia Corp.

By: ____”Robert McAllister”______
Robert G. McAllister
President and Director